EXHIBIT 99.1

Consolidated Financial Statements

InteCap, Inc. and Subsidiaries

Three months ended March 31, 2004 and 2003 (unaudited)

InteCap, Inc. and Subsidiaries

Consolidated Financial Statements

Three months ended March  31, 2004 and 2003

InteCap, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands, Except Per Share Data)

	March 31, 2004 (unaudited)	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$11,102	$13,377
Accounts receivable, net of allowance of $2,800 and $2,387 at March 31, 2004 and December 31, 2003, respectively	9,964	10,486
Unbilled work in process, net of allowance of $601 and $832 at March 31, 2004 and December 31, 2003, respectively	6,156	5,362
Prepaid expenses and other current assets	461	664
Total current assets	27,683	29,889

Property and equipment, net	1,049	1,076
Goodwill	9,110	9,110
Other assets	65	95
Total assets	$37,907	$40,170

Liabilities and stockholders’ deficit
Current liabilities:
Note payable to bank	$12,576	$12,576
Current maturities of long-term debt	16,736	19,236
Accounts payable	484	294
Accrued expenses and other current liabilities	9,642	11,223
Total current liabilities	39,438	43,329

Stockholders’ deficit:
Redeemable preferred stock: Class A redeemable preferred stock, 5% cumulative, $.01 par value, $1,000 redemption value; 60,000 shares authorized, 25,989 shares issued and outstanding	30,976	30,376
Common stock:
Class A: $.01 par value; 40,000,000 shares authorized, 15,630,765 and 15,609,101 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	156	156
Class B convertible common stock: $.01 par value; 1 share authorized, issued, and outstanding	—	—
Additional paid-in capital	1,629	1,829
Accumulated deficit	(34,241)	(35,448)
Unearned compensation	(51)	(72)
Total stockholders’ deficit	(1,531)	(3,159)
Total liabilities and stockholders’ deficit	$37,907	$40,170

See notes to consolidated financial statements.

InteCap, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollars in Thousands)

	Three months ended March 31,
	2004	2003

Revenues before out-of-pocket expenses	$15,228	$14,398
Out-of-pocket expenses	818	492
Revenues including out-of-pocket expenses	16,046	14,890

Cost and expenses:
Office expenses	8,908	8,493
General and administrative expenses	4,978	4,129
Depreciation and amortization expenses	149	415
Amortization of unearned compensation	21	1,132
Income from operations	1,990	721

Interest expense, net	370	505
Net income	$1,620	$216

See notes to consolidated financial statements.

InteCap, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(Dollars in Thousands)

	Three months ended March 31,
	2004	2003

Operating activities
Net income	$1,620	$216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	149	205
Amortization of intangible assets	—	210
Amortization of unearned compensation	21	1,132
Amortization of debt issuance costs	—	80
Changes in operating assets and liabilities:
Accounts receivable, net	539	(711)
Unbilled work in process	(793)	1,716
Other assets & liabilities	(1,190)	(1,527)
Net cash provided by operating activities	346	1,321

Investing activities
Proceeds on sale of assets	40	—
Purchases of property and equipment	(161)	(98)
Net cash used in investing activities	(121)	(98)

Financing activities
Repayment of notes payable and long-term debt	(2,500)	(1,094)
Net cash used in financing activities	(2,500)	(1,094)
Net increase (decrease) in cash and cash equivalents	(2,275)	129

Cash and cash equivalents, beginning of period	13,377	7,846
Cash and cash equivalents, end of period	$11,102	$7,975

Supplemental cash flow information
Interest paid	$462	$508
Income taxes paid	171	40

Schedule of noncash investing and financing activities:
Common stock issued to employees	2	—

See notes to consolidated financial statements.

InteCap, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

(Dollars in Thousands)

1.  Description of Business

InteCap, Inc. (“InteCap” or the “Company,” formerly TDRC Group, Inc.), a Delaware corporation, is an international consulting firm which specializes in advising clients on matters related to intellectual property portfolio management, intellectual property dispute and litigation support services, licensing, economics, construction, and general business dispute and litigation support services. The Company has offices in Europe and in the United States in Boston, Chicago, Houston, London, New York, Silicon Valley, and Washington D.C. Services are provided to a broad array of customers including businesses, law firms, academic institutions, research organizations, not-for-profit entities, and government organizations.

2.  Subsequent Event - Sale of Company

On April 30, 2004, the Company was sold to Charles River Associates Incorporated (“CRA”). CRA purchased InteCap for approximately $78.7 million.  These financial statements do not include any of the transaction related costs that were recorded at the time of the closing.  A portion of the proceeds was used to pay off all outstanding debt of InteCap and to pay the preferred stockholders of InteCap.

3.  Summary of Significant Accounting Policies

Consolidation and Basis of Presentation

The consolidated financial statements of the Company include the accounts of InteCap and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Revenues from most engagements are recognized as services are provided based upon hours worked and contractually agreed-upon billing rates. Amounts earned under contracts in process but not billed are recorded as unbilled work in progress and as revenues in the periods in which they are earned under the terms of the contracts. A reserve is recorded as an offset to revenue for any amounts considered unbillable. Certain contingent revenues, which are earned based upon satisfaction of contingencies or upon completion of specified milestone events, are recognized when the contingencies have been satisfied or milestones attained.

The Company has a client operating under bankruptcy protection for which a portion of the unbilled work in progress is not immediately recognized into revenue. The revenues on this project are subject to review by a bankruptcy review board that approves the fees,

3.  Summary of Significant Accounting Policies (continued)

which may be an amount, lower than total fees billed. Due to this uncertainty, the Company reserves a portion of all fees generated on this project until the point in time that these reviews are completed.

The Company provides for an allowance for doubtful accounts based on a combination of specific and general reserves.  To date, the Company has not experienced losses significantly in excess of the reserves that have been provided for such losses.

In accordance with Emerging Issues Task Force (EITF) No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, reimbursements for out-of-pocket expenses such as travel, charges for support staff and outside contractors are characterized as revenue in the statement of operations.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less.

3.  Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation on property and equipment is computed under the straight-line method over the following useful periods:

Computer and network equipment	3-5 years
Office equipment	5 years
Furniture and fixtures	7 years

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the leasehold improvements.

Goodwill

On January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. As a result, the Company ceased amortization of goodwill effective January 1, 2002. Per the provisions of SFAS No. 142, the Company conducted an impairment test of goodwill at January 1, 2002 (transitional test), and on December 31, 2003 (annual test), using the discounted cash flow valuation method. Based on these analyses, the Company concluded there was no indication of goodwill impairment.

3.  Summary of Significant Accounting Policies (continued)

Long-Lived and Intangible Assets

Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is determined to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds its fair value.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, short-term and long-term debt, and redeemable preferred stock. Due to the short maturities of cash and cash equivalents, carrying amounts approximate the respective fair values. The carrying amounts for short-term and long-term debt approximate fair value because the interest rates on these instruments are floating based on market rates.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Unearned Compensation

The Company has agreements with certain key employee shareholders, which provide for initial cash payments and restricted stock grants on the agreement dates. Initial cash payments (or a portion thereof) are required to be repaid to the Company if a key employee is terminated prior to a four-year term or the term specified in the employee agreement.

3.  Summary of Significant Accounting Policies (continued)

Shares issued under such agreements have been valued at $.10 to $.12 per share, the estimated fair market value on the date of grants as determined by management, in the absence of readily trading market values. The stock generally vests over a four-year period from the date of issuance but can vary per the terms of the individual employee agreement.

Stock Options

The Company accounts for stock options granted to employees and directors in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. As such, employee and director compensation expense is recognized to the extent that the fair value of the Company’s stock exceeds the stock option exercise price at the measurement date, which is the date both the exercise price and the number of options to be issued are known. The Company has issued stock options with exercise prices at or above fair value of the Company’s stock at the date of grant, and as such, no compensation expense has been recognized for the three months ended March 31, 2004 and 2003.

The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (collectively, SFAS No. 148).  If the Company were to have adopted the accounting provisions of SFAS No. 148, it would have been required to record compensation expense based on the fair value of the issued stock options on the date of grant.

3.  Summary of Significant Accounting Policies (continued)

Pro forma information regarding net income is required as if the Company had accounted for its stock options under the provisions of SFAS No. 148. The Company estimated the fair value of its stock options, as of the date of grant, using the Black-Scholes option-pricing model.  No options were granted during either the period ended March 31, 2004 or 2003.  The following assumptions were used for such estimates for options granted prior to these periods:

Dividend yield	None
Volatility	None (the Company’s stock is not publicly traded)
Risk-free interest rate	4.90%
Weighted-average expected life of options	5 years

Had the provisions of SFAS No. 148 been adopted, the net income would have decreased from that reported by $1 (net of tax benefit) for the three months ended March 31, 2004 and 2003.

New Accounting Pronouncements

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of the commitment to an exit or disposal plan.

In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). This standard requires companies to classify certain financial instruments as liabilities, including mandatorily redeemable shares that embody an unconditional obligation requiring the issuer to redeem the shares by transferring assets at a specified or determinable date (or dates) or upon an event that is certain to occur. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 and related guidance for the first fiscal period beginning after December 31, 2004, for mandatorily redeemable preferred stock that is redeemable on a

3.  Summary of Significant Accounting Policies (continued)

fixed date at a fixed principal amount. As indicated in Note 2, 100% of the preferred stock was redeemed as a result of the sale of the Company to CRA on April 30, 2004.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company believes it is not exposed to significant credit risk with regard to cash and cash equivalents. Concentration of credit risk with respect to trade receivables is limited due to the number of customers constituting the Company’s customer base and their dispersion across different geographic areas. In addition, retainers may be required from customers based on credit evaluations of the customer’s financial condition. The Company generally does not require collateral or other security in extending credit to customers.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and assumptions.

Reclassifications

Certain amounts in the prior periods’ consolidated financial statements presented have been reclassified to conform to the current year’s presentation.